Exhibit 10.a
Amendment to
Polaris Inc. 2024 Omnibus Incentive Plan
(As Amended and Restated Effective April 30, 2026)

WHEREAS, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Polaris Inc., a Delaware corporation (the “Company”), the Board believes it is in the best interest of the Company to adopt an amendment to the Polaris Inc. 2024 Omnibus Incentive Plan (As Amended and Restated Effective April 30, 2026) (the “Plan”) in order to clarify that the Committee’s ability to delegate its authority to certain officers may be exercised consistent with Delaware legal requirements and that such delegation may cover grants to Third-Party Service Providers; and
WHEREAS, pursuant to Sections 15.1 and 3.1 of the Plan, the Board may amend the terms of the Plan without obtaining stockholder approval, subject to certain exceptions (which do not apply in this case).
1.Amendment. The Board hereby approves and adopts the following amendment (this “Amendment”) to the Plan: Section 3.3 of the Plan (Delegation) is hereby deleted in its entirety and replaced with the following:
3.3 Delegation. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to one or more of its members or, with respect to Awards to certain Employees or Third-Party Service Providers, to one or more executive officers of the Company. The Committee may also delegate to one or more Employees, agents or advisors such nondiscretionary administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Any delegation of authority by the Committee to an executive officer to approve Awards to Employees or Third-Party Service Providers shall be subject to the following requirements: (a) such Awards shall not be granted by an executive officer to (i) himself or herself or (ii) any Insider; (b) the resolution providing such authorization shall set forth the total number of Shares subject to Awards that such executive officer(s) may grant and include such other terms as required by applicable law; and (c) the executive officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. In the event of any delegation of authority under this Section 3.3, or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as applicable, to the delegate of the Committee or to the Board.

2.Effectiveness; General Terms. This Amendment is effective as of July 30, 2026. Except as amended by this Amendment, the Plan shall remain in full force and effect. Capitalized terms used but not defined in this Amendment have the meanings ascribed thereto in the Plan.